SCHEDULE 14C INFORMATION (DEF 14C/A)

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 000-20033

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[      ] Preliminary Information Statement

[ __ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))

[ X ] Definitive Information Statement

AMERIRESOURCE TECHNOLOGIES, INC.

(Name of Registrant as Specified in Charter)

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AMERIRESOURCE TECHNOLOGIES, INC.
3430 E. Russell Road
SUITE 317
LAS VEGAS, NV 89210

NOTICE OF ACTIONS TAKEN BY WRITTEN CONSENT
OF MAJORITY OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

Please be advised that a majority of the holders of stock entitled to be voted have by written consent on October 27, 2004 acted upon and approved the following proposal, as described in the accompanying Information Statement:

1. Amend the Company's Articles of Incorporation to increase by 2,000,000,000 shares from 1,000,000,000 shares to 3,000,000,000 shares; the number of shares of the Company's authorized common stock.

2. Grant the Board of Directors the discretionary authority to effectuate ~~up to~~ a 1-for-40 reverse split of the Company's Common Stock.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT

INTRODUCTION

This information statement is being mailed or otherwise furnished to Stockholders of AmeriResource Technologies, Inc.; a Delaware corporation (the "Company") to advise them of certain actions taken by a majority of the holders of Common Stock entitled to be voted. Such actions were taken by written consent on October 27, 2004, to be effective on December 8, 2004.

This information statement is being first sent to Stockholders on or about November 18, 2004.

ACTIONS TAKEN BY WRITTEN CONSENT

The following actions were taken by a majority of the holders of Common Stock entitled to be voted. Such actions were taken by written consent on October 27, 2004, (the "Proposal"):

1. Amend the Company's Articles of Incorporation to increase by 2,000,000,000 shares from 1,000,000,000 shares to 3,000,000,000 shares; the number of shares of the Company's authorized common stock.

2. Grant the Board of Directors the discretionary authority to effectuate ~~up to~~ a 1-for-40 reverse split of the Company's Common Stock within one hundred eighty (180) days following December 8, 2004, the effective date of the resolution adopted by the Board of Directors which is the subject of this action as set forth in the Proposal.

VOTE REQUIRED

The vote which was required to approve the above Proposal was the affirmative vote of the holders of a majority of the Company's voting stock. Each holder of Common Stock is entitled to one (1) vote for each share held.

The record date for purposes of determining the number of outstanding shares of voting Stock of the Company, and for determining Stockholders entitled to vote, was the close of business on November 2, 2004 (the "Record Date"), the business day after the Board of Directors of the Company adopted the resolution approving and recommending Proposal. As of the Record Date, the Company had outstanding 925,130,737 shares of Common Stock and the following shares of preferred stock:

Preferred Class	Number Outstanding	Voting Power per One Share of Preferred Stock
Class A Preferred	131,275	1 vote
Class B Preferred	177,012	1 vote
Class C Preferred	1,000,000	625 votes
Class D Preferred	250,000	5 votes

Holders of the shares have no preemptive rights. All outstanding shares are fully paid and nonassessable.

VOTE OBTAINED - SECTION 228 DELAWARE GENERAL CORPORATION LAW

Section 228 of the Delaware General Corporation Law (the "Delaware Law") provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting.

Pursuant to Section 242 of the Delaware General Corporation Law, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to amend the Articles of Incorporation or to approve a reverse split of Common Stock of the Company. In order to eliminate the costs and management time involved in having a special meeting of Stockholders and obtaining proxies and in order to effect the Proposals as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company.

Pursuant to Section 228(e) of the Delaware General Corporation Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting of the Stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters' or appraisal rights under the Delaware Law are afforded to the Company's Stockholders as a result of the approval of the Proposal.

PROPOSAL ONE

AMEND THE COMPANY'S ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED

On October 25, 2004, the Board of Directors of the Company approved, declared it advisable and in the Company's best interests and directed that there be submitted to the holders of a majority of the Company's Common Stock for action by written consent the proposed amendment to Article 4 of the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock from 1,000,000,000 to 3,000,000,000, such proposal to be effective on December 8, 2004. A copy of the proposed amendment has been attached hereto as Exhibit A.

Purpose and Effect of the Amendment

In the opinion of the Company's Board of Directors, the additional authorized shares of Common Stock will benefit the company by providing flexibility to the Board of Directors, without requiring further action or authorization by the stockholders (except as may be required by applicable law or stock exchange requirements) to issue additional shares of Common Stock from time to time to respond to business needs and opportunities as they arise, or for other proper corporate purposes. These needs, opportunities and purposes might include, for example obtaining capital funds through public and private offerings of shares of Common Stock or securities convertible into shares of Common Stock and using shares of Common Stock in connection with structuring possible acquisitions of businesses and assets. Additionally, the Board of Directors, in its discretion, could in the future declare stock splits or stock dividends or, subject to stockholder approval, increase, establish or extend stock option or stock award plans. The Company may evaluate potential acquisitions from time to time. No stock splits, dividends or other actions requiring the availability of the additional authorized shares of Common Stock are currently planned.

Increasing the number of authorized share of Common Stock will not have any immediate effect on the rights of current stockholders. However, the Board of Directors will have the authority to issue authorized shares of Common Stock without requiring future stockholder approval of those issuances (except as may be required by applicable law or stock exchange requirements). If the Board of Directors determines that an issuance of shares of the Company's Common Stock is in the best interests of the Company and its Stockholders, the issuance of additional shares could have the effect of diluting the earning per share or the book value per share of the outstanding shares of Common Stock or the stock ownership or voting rights of a stockholder. The holders of the Company's Common Stock have no preemptive right to purchase any of the additional shares of Common Stock when issued.

Potential Anti-Takeover Effect

The increase in the number of authorized shares of Common Stock and the subsequent issuance of all or a portion of those shares could have the effect of delaying or preventing a change of control of the Company without further action by the stockholders. Subject to applicable law and stock exchange requirements, the Company could issue shares of authorized and unissued Common Stock in one more transaction that would make a change of the control of the Company more difficult and therefore less likely. Any issuance of additional shares could have the effect of diluting the earnings per share and book value per share of the outstanding shares of Common Stock or the stock ownership and voting rights of a person seeking to obtain control of the Company. The Company is not aware of any pending or proposed transaction involving a change of control of the Company. The Company has conducted preliminary discussions with several corporations regarding an acquisition however no definitive agreements have been entered into.

PROPOSAL TWO

GRANT THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO EFFECTUATE A REVERSE SPLIT OF COMPANY'S COMMON STOCK

On October 25, 2004, the Board of Directors of the Company approved, declared it advisable and in the Company's best interests and directed that there be submitted to the holders of a majority of the Company's Common Stock for action by written consent the proposal to have the stockholders grant to the Board of Directors the discretionary authority to effectuate ~~up to~~ a 1-for-40 (1:40) reverse split of the Company's Common Stock, provided that any such action by the Board of Directors to effectuate such a reverse split must to approved by the Board of Directors within the period ending one hundred eighty (180) days following December 8, 2004, the effective date of the proposal.

The Board of Directors believes that it is advisable and in the Company's best interests to that the Board of Directors be given the authority to effectuate ~~up to~~ a 1-for-40 reverse split of the Company's Common Stock for several reasons. One reason is that such a reverse split would increase the price of the Company's traded Common Stock, which the Board believes would foster confidence in the Company and assist it in obtaining financing on more favorable terms than otherwise might be available

Another projected benefit of the reverse split would be a very substantial reduction in the transaction costs associated with trading in the Company's Common Stock. In most cases, trading costs include both "brokers" trading commissions and the "indirect cost" of "dealer markup," that is, the difference between the buying and selling prices of dealers in a given stock (the "bid-ask spread").

Further, the Board of Directors believes that the reduction in the number of common shares outstanding, without any corresponding material alteration in the economic composition of the Company or the relative interests of the securities holders would, thus, likely enhance the public and institutional perception of the Company's Common Stock and thus increase investor interest. However, no assurance can be given that the market price of the Common Stock will increase in direct proportion to the ratio of the reverse split. A failure of the stock's trading price to completely reflect the mathematics of a reverse split would result in a reduction in the market value of the Company's securities, but, on the other hand, it is no less likely that the reverse split may result in a disproportionately increased value of the market value of the Company's Common Stock.

There can be no assurance that the total market capitalization of the Common Stock after a reverse split will be equal to the total market capitalization before the reverse split or that the market price following the reverse split will either exceed or remain in excess of the current market price.

Potential Effects of the Reverse Stock Split

Pursuant to any such Reverse Stock Split, each holder of shares of our Common Stock (the "Old Common Stock") immediately prior to the effectiveness of the Reverse Stock Split will become the holder of fewer shares of our Common Stock (the "New Common Stock") after consummation of the Reverse Stock Split. Although the Reverse Stock Split, will not, by itself, impact our assets or properties, the Reverse Stock Split could result in a decrease in the aggregate market value of our equity capital. The Reverse Stock Split will not result in some Stockholders owning "odd-lots." No fractional shares shall be issued as a result of such recombination. In the event that the Reverse Stock Split would result in one or more share shareholders receiving a fractional share, in such case each fractional share shall be rounded up to the next whole number.

All outstanding options, warrants, rights and convertible securities would be appropriately adjusted for a Reverse Stock Split automatically on the effective date of a Reverse Stock Split. A Reverse Stock Split would affect all Stockholders equally and would not affect any Stockholder's proportionate equity interest in us. None of the rights currently accruing to holders of the Common Stock, options or warrants to purchase Common Stock or securities convertible into Common Stock would be affected by a Reverse Stock Split. Following a Reverse Stock Split, each share of New Common Stock would entitle the holder thereof to one vote per share and would otherwise be identical to one share of the Old Common Stock.

We are currently authorized to issue a maximum of 1,000,000,000 shares of Common Stock, but are increasing that number to 3,000,000,000, as discussed above. Although the number of authorized shares of Common Stock would not change as a result of the Reverse Stock Split, the number of shares of Common Stock issued and outstanding would be reduced to a number that would be approximately equal to (a) the number of shares of Common Stock issued and outstanding immediately prior to the effectiveness of a Reverse Stock Split, divided by (b) the appropriate number in accordance with the ratio of the Reverse Stock Split, plus any single shares given in lieu of fractional shares. With the exception of the number of shares issued and outstanding, the rights and preference of the shares of Common Stock prior and subsequent to the Reverse Stock Split would remain the same. It is not anticipated that our financial condition, the percentage ownership of management, the number of our Stockholders or any aspect of our business would materially change as a result of a Reverse Stock Split. Our Common Stock is currently registered under Section 12(g) of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. A Reverse Stock Split would not be the first step in, and would not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Exchange Act. Additionally, a Reverse Stock Split would not affect the registration of our Common Stock under the Exchange Act as we would continue to be subject to the Exchange Act's periodic reporting requirements.

Increase of Shares of Common Stock Available for Future Issuance

As a result of a Reverse Stock Split, there will be a reduction in the number of shares of our Common Stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after a Reverse Stock Split (the "Increased Available Shares"). The Increased Available Shares would be used for any proper corporate purpose approved by the Board including, among others, future financing transactions.

Effectiveness of Reverse Stock Split

Commencing on the date of a Reverse Stock Split, each Old Common Stock certificate would be deemed for all corporate purposes to evidence ownership of the reduced number of shares of Common Stock resulting from a Reverse Stock Split. As soon as practicable after the filing date, Stockholders would be notified as to the effectiveness of the Reverse Stock Split and instructed as to how and when to surrender their certificates representing shares of Old Common Stock in exchange for certificates representing shares of New Common Stock and to receive cash in lieu of fractional shares, if applicable.

By order of the Board of Directors, at Las Vegas, Nevada on October 27, 2004.

By: /s/ Delmar Janovec
Name: Delmar Janovec
Title: President

EXHIBIT A

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

Of AMERIRESOURCE TECHNOLOGIES, INC.

AmeriResource Technologies, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY THAT:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Corporation's Certificate of Incorporation (as previously amended), and declaring said amendments to be advisable.

SECOND: That the stockholders of the corporation have duly approved said amendments by the required vote of such stockholders in accordance with the requirements of Sections 222 and 228 of the General Corporation Law of the State of Delaware, by the affirmative vote of a majority of the shares of the outstanding Common Stock entitled to vote thereon in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That, the Certificate of Incorporation of the Corporation shall be hereby amended, without the need of any additional action as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "FOURTH", so that, as amended, said Article shall be and read as follows:

The aggregate number of shares which this corporation shall have authority to issue is Three Billion (3,000,000,000) shares of $0.0001 par value each, which shares shall be designated "Common Stock"; and Ten Million (10,000,000) shares of $0.001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series, the board of Directors shall give to it a distinctive designation so as to distinguish is from the shares of all other series and classes shall fix the number of shares in such series, and the preferences, rights, and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by this Certificate of Incorporation or the General Corporation Law of Delaware.

Simultaneously with the Effective Date of December 8, 2004 (such Effective Date shall be for accounting purposes only), all issued and outstanding shares of Voting Common Stock ("Existing Common Stock") shall be and hereby are automatically combined and reclassified as follows: Each Forty (40) shares of Existing Common Stock shall be combined and reclassified (the "Reverse Split") as one (1) share of issued and outstanding Common Stock ("New Common Stock"), provided that there shall be no fractional shares of New Common Stock. In the case of any holder of fewer than Forty (40) shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by Forty (40), does not result in a whole number (a "Fractional Share Holder"), the fractional share interest of New Common Stock held by such Fractional Share Holders, as a result of the Reverse Split, shall be cancelled and such Fractional Share Holder shall be entitled to receive one additional share of New Common Stock for the fractional share such Fractional Share Holder would otherwise be entitled to as a result of the reverse split.

The Corporation shall provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Date, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders to receive New Common Stock.

From and after the effective date, New Common Stock as used in this Article FOURTH shall mean Common Stock as provided in the Certificate of Incorporation.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

By: /s/ Delmar Janovec
Name: Delmar Janovec
Title: President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of the shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.